                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Stillwater Mining Company, which is incorporated by reference in Stillwater Mining Company's Annual Report on Form 10-K for the year ended December 31, 1998.



PricewaterhouseCoopers LLP

Denver, Colorado
July 30, 2001